Exhibit 10.15

Independent Contractor/Trucking Agreement Between Clickable Oil.com, located at 701 South Columbus Avenue, Mt Vernon NY, (hereafter known as "Company") and Danek Fuel at 701 Kohler Avenue "illegible", NY 11779 __(hereafter known as "Contractor")

1. Engagement

Company engages Contractor, and Contractor accepts engagement _______, to provide truck transportation, of fuel oil to designated accounts, and services and at rates as outlined in attachment a initialed by both parties.

2. Term
The term of this Agreement is from 8/01 to 8/04

3. Place of work
Contractor shall render services primarily in areas described; Brooklyn, Queens, Suffolk Co.

4. Time
Contractor agrees to make a delivery within 48 hours of order being sent by Company via Fax to the contrator. Company relies on the contractor to devioc sufficiant time to fulfill the spirit and purpose of this agreement.

5. Payment
Company will pay contractor per the rate schedule on attachment A. All invoices from Contractor to Company will be paid within 15 days of invoice receipt.

6. Non compete
During the Term of this Agreement and for a period of, ____, thereafter, Contractor shall not, directly or indirectly, either for his own account, or as a partner, shareholder, officer, director, employee, agent, or otherwise; own manage, operator, control, be employed by, participate in, consult with, perform services for, or otherwise be connected with any business that solicits the company's customers, in the event of a breech or threatened breech of this section. Company shall be entitled to obtain an injunction restraining the commitments or continuance of the breech, as well as any other legal or retraining the commitments or continuance of the breech, as well as any other legal or equitable remedies permitted by law.

7. Confidentiality
During the term of this Agreement Contrator shall not, without prior written consent of the Company, disclose to anyone any Confidential information which includes but is not limited to customer lists, business plans, software, financial information, specifications, and rates.


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-If Contractor is unable provide the Transportation Services by reason of temporary illness, disability, incapacity, or death, -Breach of any obligation of Contractor pursuant to Section 6, Covenant not to Compete, or Section 7, Confidentiality, of this Agreement.
-Breach of any material obligation in this Agreement which is not cured within 5 days of written notice from Company with the exception of non-delivery which would have a two day cure period. Contractor may terminate this Agreement as follows,
-Breach of Default of any material obligation of Company, which breach or default is not cured within five (5) days of written notice from Contractor.
-If Company files protection under the Federal Bankruptcy laws of any bankruptcy petition is commenced by a third party against Company, any of the foregoing of which remains undismissed for a period of 180 days.

9. Independent Contractor
Contractor is and throughout this Agreement shall remain an independent contractor and is not an agent of the Company.

10. Supplies
Unless Otherwise Agreed to by Company in advance, Contractor shall be solely responsible for procuring, paying for, and maintaining any trucks, services vans, computer equipment, software, paper or other supplies needed to perform Contractor's services hereunder.

11. Controlling Law
This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

12. Headings
The headings in This Agreement are inserted for convenience and shall not be used to define, limit or describe the scope of this Agreement of any obligation herein.

13. Final Agreement
This Agreement constitutes the Final Understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements between parties, whether written or oral. This Agreement may be amended, supplemented, or changed only by agreement in writing signed by both of the parties.

14. Notices
Any notice required to be given or otherwise given pursuant to the Agreement shall be in writing and shall be hand delivered, mailed via certified mail, return receipt requested , or sent via FAX, or via recognized overnight courier service as follows,

If to Contractor:




If to Company:

                                ClickableOil.com

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